STOCK PURCHASE AGREEMENT
                      ------------------------


          AGREEMENT, dated as of November 13, 1996 (this "Agreement"),
                                                          ---------
between Health Management, Inc. (the "Company"), a Delaware corporation with
                                      -------
offices at 1371-A Abbott Court, Buffalo Grove, Illinois 60089, and Transworld Home HealthCare, Inc. (the "Purchaser"), a New York corporation with offices
                            ---------
at 75 Terminal Avenue, Clark, New Jersey, 07066.

          WHEREAS, the Boards of Directors of the Company and the Purchaser have each approved an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among the Company, the Purchaser, and a wholly-owned
 ----------------
subsidiary of the Purchaser ("Newco"), providing for the merger (the
                              -----
"Merger") of Newco with and into the Company in accordance with the General
 ------
Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS, also in furtherance of such acquisition, the Purchaser is today purchasing the rights of the Company's senior lenders under the Credit Agreement dated as of March 31, 1995, as amended (the "Credit Agreement"),
                                                       ----------------
and the Company, its subsidiaries, and the Purchaser are entering into a letter agreement (the "Letter Agreement") relating to the Credit Agreement;
                       ----------------

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company hereby agree as follows:



                            ARTICLE I

        Purchase and Sale of the Shares; Grant of Option
         -----------------------------------------------


          1.01  Agreement to Purchase and Sell.  Subject to and in accordance
                ------------------------------
with the terms and conditions of this Agreement, on the Shares Closing Date (as hereinafter defined), the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, 8,964,292 shares (the "Shares") of
                                                                  ------
Common Stock, par value $.03 per share (the "Company Common Stock"), of the
                                             --------------------
Company. In consideration of the issuance and sale of such Shares to the Purchaser, (i) concurrently herewith (a) the Purchaser is entering into the Merger Agreement, (b) the Purchaser is purchasing the rights of the Company's senior lenders under the Credit Agreement, (c) the Purchaser is entering into the Letter Agreement (which includes, among other things, certain limited forbearances), (d) the Purchaser is making additional revolving credit loans to the Company in the amount of $3,000,000, and (e) the Purchaser is causing to be cancelled rights to certain warrants to which the senior lenders were entitled in connection with the Credit Agreement; and (ii) on the Shares Closing Date (as hereinafter defined) the Purchaser shall pay to the Company $8,964,292 (the "Cash Purchase Price").
                 -------------------

          1.02  The Closing.  The closing (the "Shares Closing") of the
                -----------                     --------------
purchase and sale of the Shares shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York at 10:00 a.m. on the later of (i) December 12, 1996 and (ii) the day on which all the conditions set forth in Article IV are satisfied or waived, or at such other place and time as the parties shall agree (the time and date of the Shares Closing being herein referred to as the "Shares Closing Date"). On the
                                         -------------------
Shares Closing Date, the Company will deliver to the Purchaser a certificate for the Shares registered in the name of the Purchaser against delivery by the Purchaser to the Company of a certified or bank check in the amount of the Cash Purchase Price payable to the order of the Company or (at the Purchaser's election) by wire transfer; provided, however, that the Purchaser
                                        --------  -------
shall be entitled to deduct as an offset to the Cash Purchase Price all amounts loaned by the Purchaser to the Company on or subsequent to the date hereof under the Credit Agreement and which are outstanding on the Shares Closing Date (the amount of any such deduction to be treated as a repayment first of the accrued interest on, and thereafter of the outstanding principal amount of, the indebtedness under the Credit Agreement).

          1.03  Option.
                ------

               (a) The Company hereby grants to the Purchaser the option (the "Option"), during the one-year period commencing on the Shares Closing
      ------
Date (the "Option Period"), to purchase up to an additional 746,713 shares
           -------------
(the "Transworld Option Shares") of Company Common Stock at a cash purchase
      ------------------------
price of $1.00 per Transworld Option Share (the "Exercise Price"), subject to
                                                 --------------
adjustment pursuant to Section 1.03(c).

               (b) The Option may be exercised at any time or from time to time during the Option Period by written notice delivered to the Company pursuant to the provisions of Section 6.01 and shall specify the number of Transworld Option Shares to be purchased. The closing of the Option exercise (the "Option Closing") shall take place at the offices of Proskauer Rose
      --------------
Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, at 10:00 a.m. on the fifth Business Day after the giving of notice (the "Option Closing Date"). The number of Transworld Option Shares being purchased at the Option

Closing shall be multiplied by the Exercise Price and the resulting total (the "Total Exercise Price") shall be paid to the Company at the Option
      --------------------
Closing by certified or bank check payable to the order of the Company or (at the Purchaser's election) by wire transfer against delivery of certificates representing the Transworld Option Shares so purchased, registered in the name of the Purchaser; provided, however, that the Purchaser shall be
                       --------  -------
entitled (to the extent not previously offset as of the Shares Closing Date) to deduct as an offset to the Total Exercise Price all amounts loaned by the Purchaser to the Company on or subsequent to the date hereof under the Credit Agreement which are outstanding on the Option Closing Date (the amount of any such deduction to be treated as a repayment first of the accrued interest on, and thereafter of the outstanding principal amount of, the indebtedness under the Credit Agreement).

               (c) If, at any time within the Option Period, the Company shall reclassify, split, reverse split, or pay a stock or cash dividend on any of its securities, or if the Company shall be reorganized, or consolidated or merged with another corporation, the Purchaser shall, at such time as it exercises the Option, be entitled to receive the same number and kind of shares of stock or other securities or property as it would have been entitled to receive upon the occurrence of any of the events described in this Section 1.03(c), if it had exercised the Option and been a holder of shares of Company Common Stock prior to such occurrence. Similarly, upon the occurrence of any of the events described in this Section 1.03(c), the Exercise Price will be adjusted accordingly, so that upon exercising the Option, the Purchaser will be required to pay the same Total Exercise Price after the occurrence of such event(s) as it would have paid prior thereto.


                           ARTICLE II

             Representations, Warranties, Covenants,
                  and Agreements of the Company
                   ----------------------------


          2.01  Incorporation by Reference.  The Company hereby makes to the
                --------------------------
Purchaser all of the representations and warranties of the Company set forth in Article III of the Merger Agreement and all of the covenants and agreements of the Company set forth in Sections 4.1, 4.2, 4.4, 6.3, 6.4, 6.5, 6.6, and 9.11 (to the extent applicable to the period of time prior to the Shares Closing), and 6.8 of the Merger Agreement, and all such provisions are hereby incorporated in this Agreement as if such provisions, together with all definitions applicable to such provisions, were set forth herein in their entirety, provided that (i) when used herein references in the Merger Agreement to "this Agreement" shall mean the Merger Agreement and references to the "Stock Purchase Agreement" shall mean this Agreement and (ii) the covenants and agreements incorporated herein from such Sections 4.1, 4.2, 4.4, 6.3, 6.4, 6.5, 6.6, and 6.8, for the purposes of this Agreement, shall terminate on the earlier of the effective date of the Merger and June 30, 1997.

          2.02  NASDAQ Notice.  Promptly following the date hereof, the
                -------------
Company shall take such action as may be necessary to comply with Section 6(i), Part III, of Schedule D of the By-laws of the National Association of Securities Dealers, Inc., including the mailing to its stockholders of the notice required by such section.

          2.03  Listing of Shares.  Promptly following the date hereof, the
                -----------------
Company shall take all appropriate action to list on the NASDAQ/NMS (and any other securities exchange on which the Common Stock is traded) the Shares and the Option Shares upon notice of their issuance.


                           ARTICLE III

  Representations, Warranties, and Agreements of the Purchaser
  ------------------------------------------------------------


          The Purchaser represents and warrants to, and agrees with, the Company as follows:

          3.01  Accredited Investor.  The Purchaser is an "accredited
                -------------------
investor," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the "Securities Act"). The Purchaser has
                                       --------------
received all requested documents from the Company and has had an opportunity to review carefully such documents and to ask questions of and receive answers from the officers of the Company concerning the Company and this offering of the Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment.

          3.02  Investment Intent.  The Purchaser is acquiring the Shares
                -----------------
for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. The Purchaser understands that the Shares have not been registered for sale under the Securities Act or qualified under applicable state securities laws and that the Shares are being offered and sold to the Purchaser pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this Article III are given with the intention that the Company may rely thereon for purposes of claiming such exemptions. The Purchaser understands that it must bear the economic risk of its investment in the Company for an indefinite period of time, as the Shares cannot be sold unless subsequently registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available. The Purchaser is not purchasing the Shares as a result of or pursuant to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

          3.03  Transfer of Shares.  The Purchaser will not sell or otherwise
                ------------------
dispose of any of the Shares unless (a) a registration statement with respect thereto has become effective under the Securities Act and such Shares have been qualified under applicable state securities laws or (b) there is presented to the Company notice of the proposed transfer and, if it so requests, a legal opinion reasonably satisfactory to the Company that such registration and qualification are not required. The Purchaser consents that the Company's transfer agent may be instructed not to transfer any of the Shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate representing the Shares (and any certificates issued in substitution therefor) the following legend calling attention to the foregoing restrictions on transferability of the Shares, stating in substance:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION IS AVAILABLE."

The Company shall issue a new stock certificate without such legend if (i) the security evidenced by such certificate has been effectively registered under the Securities Act and qualified under any applicable state securities law and sold by the Purchaser or the holder thereof in accordance with such registration and qualification or (ii) the Purchaser or such holder shall have delivered to the Company a legal opinion reasonably satisfactory to the Company to the effect that the restrictions set forth herein are no longer required or necessary under the Securities Act or any applicable state law.
          3.04  Authorization.  All actions on the part of the Purchaser
                -------------
necessary for the authorization, execution, delivery, and performance by the Purchaser of this Agreement have been taken. This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to such Purchaser in accordance with its terms.

                           ARTICLE IV

                      Conditions to Closing
                      ---------------------

          4.01  Conditions Precedent to the Company's Obligations.  The
                -------------------------------------------------
obligation of the Company to consummate the sale of the Shares or the Transworld Option Shares is subject to the fulfillment, prior to or on the Shares Closing Date or the Option Closing Date, as the case may be, of each of the following conditions, any one or more of which may be waived in writing by the Company:

               (a)  Representations and Warranties True.  All of the
                    -----------------------------------
representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Shares Closing Date or the Option Closing Date, as the case may be, except for changes contemplated by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

               (b)  Litigation.  There shall be no injunction, restraining
                    ----------
order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.

               (c)  Compliance Certificate.  The President or any Vice
                    ----------------------
President of the Purchaser shall have delivered to the Company at the Shares Closing a certificate certifying that the representations and warranties of the Purchaser contained in Article III are true and correct in all material respects as of the Shares Closing Date.

          4.02  Conditions Precedent to the Purchaser's Obligations.  The
                ---------------------------------------------------
obligation of the Purchaser to consummate the purchase of the Shares is subject to the fulfillment prior to or on the Shares Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Purchaser:

               (a)  Representations and Warranties.  All of the
                    ------------------------------
representations and warranties of the Company contained in this Agreement and the Merger Agreement shall be true and correct in all material respects as of the Shares Closing Date as if made on and as of the Shares Closing Date, except for changes contemplated by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

               (b)  Performance.  The Company shall have performed and
                    -----------
complied in all material respects with all agreements, covenants, obligations and conditions contained in this Agreement and the Merger Agreement that are required to be performed or complied with by it on or before the Shares Closing Date.

               (c)  Compliance Certificate.  The Chief Executive Officer of
                    ----------------------
the Company shall have delivered to the Purchaser at the Shares Closing a certificate certifying that the conditions specified in paragraphs (a) and
(b) of this Section 4.02 have been fulfilled.

               (d)  Litigation.  There shall be no injunction, restraining
                    ----------
order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.

               (e)  Registration Rights Agreement.  The Company shall have
                    -----------------------------
executed and delivered to the Purchaser the Registration Rights Agreement, substantially in the form annexed hereto as Exhibit A.

               (f)  Legal Matters.  All actions, proceedings, instruments,
                    -------------
and documents required to consummate the transactions contemplated herein and all other related legal matters shall have been approved by counsel to the Purchaser, and the Purchaser shall have received the opinion of McDermott, Will & Emery, counsel to the Company, dated the Shares Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (i) the valid existence and good standing of the Company and its subsidiaries in their respective jurisdictions of incorporation and qualification and good standing of the Purchaser and its subsidiaries in certain foreign jurisdictions,
(ii) the corporate power and authority of the Company to own its properties and to conduct its business, (iii) the corporate power and authority of the Company to execute and deliver this Agreement and the Registration Rights Agreement and the due authorization thereof, (iv) the due execution and delivery and enforceability of this Agreement and the Registration Rights Agreement, (v) the absence of conflicts with the Company's charter, bylaws, or material agreements, (vi) the absence of consents or approvals required to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement, (vii) the absence of litigation regarding this Agreement or the Registration Rights Agreement or any actions taken hereunder or thereunder, (viii) the authorized capital stock of the Company, and
(ix) the due and valid issuance, authorization, and non-assessable nature of the Shares and the Transworld Option Shares.

               (g)  Additional Conditions.  The conditions set forth in
                    ---------------------
Section 7.1(b) (with the reference to "hereby" being construed as a reference to this Agreement) and Section 7.3(a), (b), (d), (i) and (j) of the Merger Agreement shall have been satisfied (with all references therein to the "Effective Time" being deemed to be references to the "Shares Closing Date"), and that certain Stipulation of Partial Settlement of the consolidated class actions under the caption In re Health Management, Inc. Securities Litigation, Master File No. 96 Civ. 0889 (ADS) shall have been amended to provide for the settlement of such actions for an aggregate cash payment of $7.2 million at the effective time of the Merger, and such settlement shall have been preliminarily approved by the United States District Court.

                            ARTICLE V

                           Termination
                           ----------

          5.01  Termination Prior to Shares Closing.  This Agreement may be
                -----------------------------------
terminated at any time prior to the Shares Closing:

               (a)  by the mutual consent of the Purchaser and the Company;

               (b) by the giving of notice by the Purchaser at any time after December 31, 1996 (or such later date as shall have been agreed to in writing by the parties hereto), if at the time notice of such termination is given the Shares Closing shall not have been consummated (other than by reason of the Purchaser's breach or failure to perform in any material respect any of its covenants or agreements contained herein); or

               (c) (i) by the Purchaser, if there has been a material misrepresentation or material breach on the part of the Company in any of the representations, warranties, covenants or agreements of the Company set forth herein or in the Merger Agreement, or if there has been any material failure on the part of the Company to comply with its obligations hereunder or under the Merger Agreement, or (ii) by the Company, if there has been a material misrepresentation or material breach on the part of the Purchaser in any of the representations, warranties, covenants or agreements of the Purchaser set forth herein or in the Merger Agreement, or if there has been any material failure on the part of the Purchaser to comply with its obligations hereunder or under the Merger Agreement.

          5.02  Liability Upon Termination.
                --------------------------

               (a) In the event of termination of this Agreement pursuant to Sections 5.01(a) or 5.01(b) no party hereto shall have any liability or further obligation to any other party hereto except as provided in Section 6.04.

               (b)  In the event of termination pursuant to Section 5.01(c),
(i) all costs and expenses shall be allocated as set forth in Section 6.04, and (ii) the non-breaching party shall have the right to pursue all rights and remedies available to it hereunder or otherwise provided at law or equity, including without limitation, the right to seek specific performance and money damages.


                           ARTICLE VI

                          Miscellaneous
                          -------------

          6.01  Communications.  All notices or other communications
                --------------
 hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested), by personal delivery, by an overnight courier service which obtains a receipt to evidence delivery, or by telex or facsimile transmission (provided that written confirmation of receipt is provided), to the addresses of the parties hereto set forth in the preamble hereof or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications sent by overnight courier service shall be deemed to have been given as of the second Business Day after delivery thereof to such courier service, those given by personal delivery shall be deemed given when delivered, those given by telex or facsimile transmission shall be deemed given when sent, and all notices and other communications sent by mail shall be deemed given as of the third Business Day after the date of deposit in the United States mail. As used herein, "Business Day" shall mean any day other
                                      ------------
than Saturday, Sunday, or any other day when banks in New York City are required or permitted to be closed.

          6.02  Successors and Assigns.  The Company may not sell, assign,
                ----------------------
transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement. This Agreement (including the Option) shall be binding upon and inure to the benefit of and be enforceable by the Purchaser and its successors and assigns. Without limiting the foregoing, the Purchaser and its successors and assigns may assign their rights hereunder to their bank lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          6.03  Amendments and Waivers.  Neither this Agreement nor any term
                ----------------------
 hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospectively) absent the written consent of the Company and the Purchaser.

          6.04  Expenses.  (a)  If this Agreement is terminated pursuant to
                --------
Section 5.01(b) or clause (i) of Section 5.01(c) the Company shall reimburse the Purchaser for all reasonable out-of-pocket expenses and fees (including, without limitation, bank commitment fees, all reasonable fees and expenses of counsel, accountants, experts, financial advisors, and consultants to the Purchaser and their lenders and financial advisors) incurred or required to be paid by it or on its behalf in connection with this Agreement and the transactions contemplated hereby.

          (b) If this Agreement is terminated by the Company pursuant to clause (ii) of Section 5.01(c) the Purchaser shall reimburse the Company for all reasonable out-of-pocket expenses and fees (including, without limitation, all reasonable fees and expenses of counsel, accountants, experts, and consultants to the Company) incurred or required to be paid by the Company or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

          (c) Except as provided otherwise in Sections 6.04(a) and 6.04(b) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          6.05  Survival of Representations, Etc.  The representations,
                --------------------------------
warranties, covenants, and agreements made herein (including those that are incorporated herein by reference) or in any certificate or document executed in connection herewith shall survive the execution and delivery of this Agreement and the issuance and delivery of the Shares. For purposes of this Agreement, the provisions in the Merger Agreement which are incorporated by reference in this Agreement shall survive the termination of the Merger Agreement or the abandonment of the Merger. Neither any investigation by or on behalf of the Purchaser, nor the receipt by the Purchaser of any data or information from the Company, shall in any way affect the right of the Purchaser to rely on the representations, warranties, covenants, and agreements of the Company or the right of the Purchaser to terminate this Agreement as provided in Article V.

          6.06  Delays or Omissions; Waiver.  No delay or omission to
                ---------------------------
exercise any right, power, or remedy accruing to either the Company or the Purchaser upon any breach or default by the other under this Agreement shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

          6.07  Entire Agreement.  This Agreement and the exhibits hereto
                ----------------
contain the entire understanding of the parties with respect to the subject matter hereof and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein and therein.

          6.08  Headings.  All article and section headings herein are
                --------
inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

          6.09  Counterparts; Governing Law.  This Agreement may be executed
                ---------------------------
in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

          6.10  Further Actions.  At any time and from time to time, each
                ---------------
party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed on the date hereinabove set forth.

                              HEALTH MANAGEMENT, INC.


                              By
                                 --------------------------------
                                 Name:
                                 Title:


                              TRANSWORLD HOME HEALTHCARE, INC.
                              By
                                 --------------------------------
                                 Name:
                                 Title:

Exhibit A - Registration Rights Agreement